EXHIBIT 12

COMPUTATION OF RATIO OF INCOME FROM

CONTINUING OPERATIONS TO FIXED CHARGES

FOR NINE MONTHS ENDED SEPTEMBER 30,

(UNAUDITED)

(Dollars in millions)	2007	2006

Income from continuing operations before income taxes (1)	$9,010	$8,508

Add: Fixed charges, excluding capitalized interest	1,314	1,049

Income as adjusted before income taxes	$10,324	$9,557

Fixed charges:
Interest expense	$989	$716
Capitalized interest	6	9
Portion of rental expense representative of interest	325	333

Total fixed charges	$1,320	$1,058

Ratio of income from continuing operations to fixed charges	7.82	9.03

(1)          Income from continuing operations before income taxes excludes (a) amortization of capitalized interest and (b) the company’s share in the income and losses of less-than-fifty percent-owned affiliates.

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SEGMENT INFORMATION - ON CONTINUING OPERATIONS BASIS

(UNAUDITED)

	Global Services
	Global Technology	Global Business	Systems and		Global	Total
(Dollars in millions)	Services	Services	Technology	Software	Financing	Segments
Three Months Ended September 30, 2007:

External revenue	$9,093	$4,586	$4,898	$4,694	$623	$23,894
Internal revenue	408	276	236	571	348	1,838
Total revenue	$9,501	$4,862	$5,134	$5,265	$970	$25,732
Pre-tax income	$1,028	$521	$361	$1,283	$339	$3,532

Revenue year-to-year change	12.0%	13.2%	(10.3)%	6.0%	5.1%	5.5%
Pre-tax income year-to-year change	26.3%	28.6%	(12.4)%	(1.5)%	1.1%	8.1%
Pre-tax income margin	10.8%	10.7%	7.0%	24.4%	34.9%	13.7%

Three Months Ended September 30, 2006:

External revenue	$8,058	$3,959	$5,466	$4,406	$587	$22,476
Internal revenue	428	337	255	559	337	1,916
Total revenue	$8,486	$4,295	$5,721	$4,965	$924	$24,391
Pre-tax income	$814	$405	$413	$1,302	$335	$3,268

Pre-tax income margin	9.6%	9.4%	7.2%	26.2%	36.2%	13.4%

Reconciliations to IBM as Reported:

	Three Months Ended		Three Months Ended
(Dollars in millions)	September 30, 2007		September 30, 2006
Revenue:
Total reportable segments	$25,732		$24,391
Eliminations/other	(1,613)		(1,774)
Total IBM Consolidated	$24,119		$22,617

Pre-tax income:
Total reportable segments	$3,532		$3,268
Eliminations/other	(252	)*	(94)
Total IBM Consolidated	$3,280		$3,174

* Includes interest expense associated with the debt to support the company’s accelerated share repurchase.

	Global Services
	Global Technology	Global Business	Systems and		Global	Total
(Dollars in millions)	Services	Services	Technology	Software	Financing	Segments
Nine Months Ended September 30, 2007:

External revenue	$26,106	$13,108	$14,520	$13,723	$1,834	$69,291
Internal revenue	1,243	906	758	1,704	1,037	5,648
Total revenue	$27,348	$14,014	$15,279	$15,427	$2,871	$74,939
Pre-tax income	$2,497	$1,477	$789	$3,569	$1,045	$9,376

Revenue year-to-year change	9.1%	9.7%	(2.7)%	8.9%	3.1%	6.3%
Pre-tax income year-to-year change	2.1%	26.4%	35.7%	2.6%	(2.2)%	7.3%
Pre-tax income margin	9.1%	10.5%	5.2%	23.1%	36.4%	12.5%

Nine Months Ended September 30, 2006:

External revenue	$23,732	$11,746	$14,900	$12,554	$1,744	$64,676
Internal revenue	1,328	1,023	807	1,616	1,039	5,814
Total revenue	$25,061	$12,769	$15,706	$14,170	$2,784	$70,490
Pre-tax income	$2,445	$1,168	$582	$3,478	$1,068	$8,741

Pre-tax income margin	9.8%	9.1%	3.7%	24.5%	38.4%	12.4%

Reconciliations to IBM as Reported:

	Nine Months Ended		Nine Months Ended
(Dollars in millions)	September 30, 2007		September 30, 2006
Revenue:
Total reportable segments	$74,939		$70,490
Eliminations/other	(5,018)		(5,323)
Total IBM Consolidated	$69,920		$65,166

Pre-tax income:
Total reportable segments	$9,376		$8,741
Eliminations/other	(375	)*	(239)
Total IBM Consolidated	$9,001		$8,503

* Includes the gain from the divestiture of the company’s printing business and the interest expense associated with the debt to support the company’s accelerated share repurchase.